Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We consent to the incorporation by reference in this Registration Statement on Form S-8 of Ark Restaurants Corp. of our report dated December 22, 2006 on our audits of the financial statements of Ark Restaurants Corp. as of September 30, 2006 and October 1, 2005, and for each of the three years in the period ended September 30, 2006 (which report expressed an unqualified opinion and includes an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123 (revised 2004), Share-Based Payment). We also consent to the reference to our Firm under the caption “Experts”.

/s/ J.H. Cohn LLP

Jericho, New York
August 13, 2007